Exhibit 99.1

CSP Inc. REPORTS FISCAL FIRST QUARTER 2021 RESULTS; FIFTH CONSECUTIVE QUARTER OF YEAR-OVER-YEAR GROSS MARGIN IMPROVEMENT

Company Experiencing Rising Interest of ARIA Advanced Detection and Response (ADR) Solution to Address Cyber Attacks

LOWELL, Mass., February 11, 2021 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, reported financial and operating results for the 2021 fiscal first quarter and provided a business update.

First Quarter Operating Highlights and Recent Achievements

●	Favorable revenue mix led to a gross margin improvement of 5.8 percentage points compared to the year-ago fiscal first quarter
●	Recent large-scale cyber-attack and new Cloud offering creating new customer opportunities for ARIA’s Advanced Detection and Response solution
●	ARIA microHSM solution gains traction with new customers
●	Maintained strong balance sheet to execute growth strategies

“Our strategy to transition to higher margin products and services is reflected in this quarter’s operating performance as we delivered our fifth consecutive quarter of year-over-year gross margin improvement, despite the declining revenue due to COVID-19,” commented Victor Dellovo, Chief Executive Officer. “Further, our response to the recent and well-chronicled cyber-attack reinforces our commitment of becoming a leading cybersecurity company, as we are experiencing a heightened level of interest for the ARIA Advanced Detection and Response solution. In addition, we just launched ARIA CloudADR to help provide organizations with COVID-19 tightened budgets, a lower entry cost solution to help protect against cybersecurity threats. As such, we believe we have a substantial opportunity ahead of us as our fiscal year unfolds. Overall, we continue to weather the COVID-19 impacts, and with a solid balance sheet we believe we have the resources to manage the business and are positioned to execute our operating strategies when our target customers are able to introduce new solutions into their operations.”

Fiscal Year 2021 First Quarter Results

Revenue for the fiscal first quarter was $11.4 million, compared to $16.9 million in the year-ago fiscal first quarter, which was the last full quarter prior to the business disruption caused by the COVID-19 pandemic. Gross profit for the fiscal first quarter was $3.4 million, or 29.7% of sales, compared with $4.0 million, or 23.9% of sales, in the year-ago fiscal first quarter, reflecting improved product gross margin percentage plus a mix of higher margin services business. The Company reported a net income of $1.2 million in the first fiscal quarter, or $0.27 per share - basic, compared with a net loss of $(0.5) million or $(0.14) per share - basic, for the first quarter of fiscal 2020. The 2021 fiscal first quarter includes a gain on debt extinguishment of the Paycheck Protection Plan SBA Loans at the TS and HPP segment totaling $2.2 million, which was established as part of the CARES Act loan.

At December 31, 2020, the Company had cash and cash equivalents of $19.9 million.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 877-876-9173 or 785-424-1667 and using the conference ID: CSPQ121 when greeted by the live operator. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSPi

Exhibit 99.1

CSPi (NASDAQ: CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help their customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, originated from supporting initiatives for the Department of Defense and Western intelligence agencies related to network monitoring, data protection, and intelligence initiatives. This focused mindset now results in foolproof data protection, enterprise wide. Our ARIA Software Defined Security solutions set provides enhanced network security, as well as accelerating incident response capabilities, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G drop less packet capture inherent in our Myricom intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, in addition, we just launched ARIA CloudADR to help provide organizations with COVID-19 tightened budgets, a lower entry cost solution to help protect against cybersecurity threats. As such, we believe we have a substantial opportunity ahead of us as our fiscal year unfolds, we continue to weather the COVID-19 impacts, and with a solid balance sheet we believe we have the resources to manage the business and are positioned to execute our operating strategies when our target customers are able to introduce new solutions into their operations.

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward-looking statements included in the Company's filings with the SEC.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2020	September 30, 2020
	(Unaudited)
Assets
Current assets:
Cash and short-term investments	$19,927	$19,264
Accounts receivable, net	12,122	13,362
Inventories	5,846	5,285
Other current assets	4,044	3,678
Total current assets	41,939	41,589
Property, equipment and improvements, net	978	1,047
Operating lease right-of-use assets	1,847	2,014
Long-term receivable	3,542	3,642
Other assets	4,731	5,353
Total assets	$53,037	$53,645

Liabilities and Shareholders’ Equity
Current liabilities	$11,953	$12,977
Pension and retirement plans	6,767	6,471
Operating lease liabilities	1,216	1,390
Notes Payable	1,109	2,485
Other non-current liabilities	740	788
Shareholders’ equity	31,252	29,534
Total liabilities and shareholders’ equity	$53,037	$53,645

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended
	December 31,	December 31,
	2020	2019
Sales:
Product	$8,408	$13,559
Services	2,980	3,299
Total sales	11,388	16,858

Cost of sales:
Product	6,949	11,604
Services	1,061	1,223
Total cost of sales	8,010	12,827

Gross profit	3,378	4,031

Operating expenses:
Engineering and development	729	672
Selling, general and administrative	3,186	3,761
Total operating expenses	3,915	4,433

Operating (loss) income	(537)	(402)

Other income (expense), net	1,798	(208)

Income (loss) before income taxes	1,261	(610)

Income tax expense (benefit)	110	(70)

Net income (loss)	1,151	(540)
Net income (loss) attributable to common stockholders	$1,097	$(540)

Net income (loss) per share – basic	$0.27	$(0.14)
Weighted average shares outstanding – basic	4,074	3,963

Net income (loss) per share – diluted	$0.26	$(0.14)
Weighted average shares outstanding – diluted	4,172	3,963